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                                                                    EXHIBIT 12.1

           BURLINGTON NORTHERN SANTA FE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


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
                                                                                 Three Months Ended
                                                                                      March  31,
                                                                           --------------------------------
                                                                              2001                  2000
                                                                           ----------            ----------
Earnings:

  Pre-tax income                                                                $ 226                 $ 391

  Add:
    Interest and fixed charges,
      excluding capitalized interest                                              120                   104

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                                        48                    43

    Distributed income of investees
      accounted for under the equity method                                         2                    43

    Amortization of capitalized interest                                            2                     1

  Less:  Undistributed equity in earnings
             of investments accounted for
             under the equity method                                                7                     3
                                                                           ----------            ----------


  Total earnings available for fixed charges                                    $ 391                 $ 579
                                                                           ==========            ==========

Fixed charges:

  Interest and fixed charges                                                    $ 123                 $ 106

  Portion of rent under long-term operating
    leases representative of an interest factor                                    48                    43
                                                                           ----------            ----------

  Total fixed charges                                                           $ 171                 $ 149
                                                                           ==========            ==========

Ratio of earnings to fixed charges                                              2.29x                 3.89x


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